EXHIBIT 10.3


                     ADDENDUM TO LOAN DOCUMENTS
                     DATED AS OF JUNE 28, 2006
                    BETWEEN CITYWIDE BANKS (LENDER)
               AND SCOTT'S LIQUID GOLD-INC. (BORROWER)


	The parties agree to the following additions and changes to each of the loan documents described below, all of which are dated as of June 28, 2006. To the extent of any conflict between the terms and conditions of such loan documents and this Addendum, the terms and conditions of this Addendum shall control and supersede the terms and conditions of the loan documents.

Change in Terms Agreement

	1. In "Interest After Default", "21.000%" is deleted and replaced with "5.000% plus the Index".

	2. In "Default - Other Defaults", the following is added at the end of this paragraph before the period: "and has not cured such failure within 30 days after Borrower has received notice of such failure from Lender."

	3. In "Default - False Statements", the following is deleted:
"or becomes false or misleading at any time thereafter".

	4. In "Default", the paragraph starting with "Change In
Ownership" is deleted in its entirety.

	5. In "Lender's Rights" after the words "upon default" and before the comma, the following is added: "and upon written notice by Lender,".

Business Loan Agreement Between Borrower and Lender

	6. The lead-in sentence of "Representations and Warranties", is hereby amended to read in its entirety as follows: "The Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds and as of the date of any renewal, extension or modification of any loan:"

	7. In "Representations and Warranties - Properties", in the first sentence, after "Except as contemplated by this Agreement", the following is added: "including without limitation 'Permitted
Liens'".

	8. The following is disclosed by Borrower to Lender and acknowledged by Lender in writing in respect of "Representations and Warranties - Hazardous Substances": (A) As part of its manufacturing operations, Borrower uses, generates, stores and disposes of Hazardous Substances. (B) A tenant engaged in manufacturing at Borrower's facilities may do the same.
(C) As previously reported in public filings, in the 1990s Borrower was a defendant in an environmental lawsuit brought by the United States Justice Department at the request of the United States Army, alleging contribution by Borrower to contamination in a groundwater aquifer underlying a portion of the Rocky Mountain Arsenal. In the fourth quarter of 1996, Borrower and the United States, on behalf of the Department of the Army, negotiated a settlement of this dispute, which included Borrower not admitting any wrongdoing.

	9. Under "Affirmative Covenants - Other Agreements", in the second line after the words "any other party" the following is added: "which materially affects Borrower's financial condition".

	10. In "Affirmative Covenants - Taxes, Charges and Liens", the following is added at the end of this paragraph prior to the period: "unless contested in good faith by Borrower".

	11. In "Affirmative Covenants - Compliance with Governmental Requirements", after the first word "Comply", the following is added:
"in all material respects".

	12. In "Affirmative Covenants - Environmental Compliance and Reports", the following sentence is added at the end of such paragraph: "The foregoing shall not prohibit any use, generation, storage or other activity relating to any Hazardous Substance so long as such activity has been disclosed to and acknowledged by Lender in writing as provided in Representations and Warranties above and is in compliance with other covenants".

	13. In "Negative Covenants - Indebtedness and Liens", the following is deleted from this paragraph in its entirety: all of clause (1) beginning with "(1) Except" and ending with "capital lease".

	14. In "Negative Covenants - Continuity of Operations", the following is hereby deleted: The word "or" preceding clause (3) and all of clause (3) to the end of this paragraph.

	15. In "Negative Covenants - Agreements", the following is added at the end of such paragraph before the period: "unless any performance of such agreement that would violate this Agreement is subject to the prior written consent of the Lender".

	16. In "Default - Other Defaults", the following is added at the end of such paragraph before the period: "and has not cured such failure within 30 days after Borrower has received notice of such failure from Lender."

	17. In "Default - False Statements", the following is deleted:
"or become false or misleading at any time thereafter".

	18. In "Default", the paragraph starting with "Change in Ownership" is deleted in its entirety.

	19. In "Effect of an Event of Default", the first sentence is hereby revised to read in its entirety as follows: "If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Lender's option upon notice to Borrower, all Indebtedness immediately will become due and payable, except that in the case of an Event of Default of the type described in the 'insolvency' subsection above, such acceleration shall be automatic and not optional."

	20. In "Miscellaneous Provisions - Consent to Loan Participation", the following sentence is hereby added as the third sentence of this paragraph: "Notwithstanding any other provision, any purchaser of a participation interest must comply with the same confidentiality obligations as apply to Lender".

	21. In "Miscellaneous Provisions - Consent to Loan
Participation", the following is deleted: The last sentence of this paragraph beginning "Borrower further agrees" and ending "against
Lender".

	22. In "Miscellaneous Provisions - Survival of Representations and Warranties", the following is deleted: "shall be continuing in nature, and shall remain in full force and effect until such time as Borrower's Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.".

	23. In "Definitions - Permitted Liens", the following is added at the end of clause (3) before the semi-colon: "or being contested in good faith".

Corporate Resolution to Borrow Grant/Grant Collateral

	24. In the paragraph called "The Corporation's Existence", in the second to last line, the following words are added after "shall comply": "in all material respects".

Agreement to Provide Insurance

	25.	In "Collateral: Deductibles:"  $500 is deleted and replaced
by "All coverage $10,000 except, flood and earth movement $100,000, wind and hail $50,000, water damage $25,000."

	The parties have executed the Addendum on the dates set forth below.

"Lender"	"Borrower"

CITYWIDE BANKS				SCOTT'S LIQUID GOLD-INC.

By:    /s/ Theresa M. NeSmith		By:    /s/ Jeffry B. Johnson
Name:  Theresa M. NeSmith		Name:  Jeffry B. Johnson
Title: Branch President			Title: C.F.O. & Treasurer
Date:  June 28, 2006			Date:  June 28, 2006